COOPERATION AGREEMENT

Party A: Jinan Hi-Tech Industries Development Zone Commission

Party B: Pericom Semiconductor Corporation (USA)

Article 1-Project Description

1.	Business Scope

Party B is a U.S. company having its principal place of business in Silicon Valley, California, U.S.A. and listed on the NASDAQ Stock Exchange. Party B manufactures IC and FCP, including quartz crystal and oscillator componentry (hereinafter referred to as "Products"). Party B plans to, through a wholly-owned subsidiary incorporated in Hong Kong, establish a subsidiary (hereinafter referred to as "Party B Subsidiary") and factory within the administrative jurisdiction of Party A, engaging in the manufacturing of the Products. The business scope of Party B Subsidiary is determined to include design, research, development, purchasing, manufacture, testing, packaging and sales of the Products, and also include the import and export, and local distribution of the Products and related products. The business scope and scale shall comply with applicable regulations of PRC and approved by the governing authorities.

2.	Investment Amount

Party B's total investment in the Party B Subsidiary will be no less than Thirty-Five Million U.S. Dollars (USD35,000,000) (inclusive of purchasing the Land, constructing factory, purchasing equipment, intellectual property necessary for research and development, manufacturing and sales). The registered capital Party B Subsidiary will be no less than Thirty Million U.S. Dollars (USD30,000,000). The investment schedule is stated in Schedule 1 and will be properly adjusted according to market conditions.

3.	Incorporation and Registration of Party B Subsidiary

Party A shall perform, for Party B's account and free of charge, the incorporation and registrations of Party B Subsidiary as are necessary for the operation of Party B Subsidiary. Party B shall provide to Party A any and all necessary information and documents for the incorporation and registrations and shall bear the fee incurred in the incorporation and registrations.

4.	Land and Factory

4.1 Land-use right

Party B Subsidiary will be located on north of Feng-man Road, west of Kai-Ta Road, and south of Jinan Dalu Mechanism & Electronics Project, with a net area of 75 acres and levied road (actual area shall be subject to measurement, hereinafter referred to as "Land"). Party B Subsidiary shall obtain the land-use right certificate pursuant to related procedures. The term of the land-use right of the Land will be 50 years after such right is granted to Party B Subsidiary. Party A shall be responsible to have the Land well equipped and prepared based on the technical needs of Party B Subsidiary and Party A shall be responsible for completion of “seven connection and one flat” (including road connection, water supply connection, water drainage connection, steam supply connection, gas supply connection, electricity supply connection, communication connection and flat land; the detailed information of the Land, the plot of the Land and related requirements shall be listed in Schedule 2). Party A shall, for the account of Party B and free of charge, act to acquire the land-use right certificate. Party B shall provide to Party A any and all necessary information and documents for the acquirement of the land-use right certificate and shall bear the fee incurred therefrom.

4.2	Construction of Factory

Party A shall perform the construction planning procedure on behalf of Party B free of charge (including acquiring land plan approval, construction plan approval and construction commencement approval). Party B shall be responsible to engage the qualified designer to prepare the construction plan of the factory, building scheme plan, construction drawing design, to ensure that the design meets the fire control, environmental protection, construction drawing review requirements (if during the reviewing process by the governing authority and certain amendments are required, Party B shall be responsible for performing the amendment) and shall supply to Party A any and all required documents necessary for the plan and construction procedure. Party B shall bear the fee and tax incurred therefrom. Party B shall form a construction task force in charge of the bidding, construction, and inspection of the factory. Party A shall provide assistances on the related formalities and communication with the governing authorities so as to jointly speed up the construction progress. In addition, Party A covenants to assist Party B in any and all related application procedure throughout the construction period until the completion of the construction of the factory. If Party B needs any assistance from Party A during the construction, Party A shall exercise its best effort in providing the assistance.

  4.2.2 After the completion and inspection of the factory, Party A shall be responsible to assist Party B Subsidiary to complete the procedure of the title registration of the factory.

Article 2 - Tax Incentive and Other Financial Support

1.
In order to support the construction and development of Party B's business, Party A agrees to secure substantial tax incentives for Party B's investment project by any and all possible means. Said substantial tax incentives include, but are not limited to:

1.1 Party A covenants and guarantees that Party B and Party B Subsidiary will enjoy tax incentives and preferential policies to the maximum extent as permitted under the national and provincial laws and regulations.

1.2 Party B shall be responsible to procure that Party B Subsidiary reaches the planned operational objective. After the various enterprise reports of Party B Subsidiary meet the official requirements for certification, Party A covenants and guarantees that within 6 months after Party B Subsidiary has started its operation, it shall coordinate with the Shandong Information Industry Department, Shandong Science and Technology Department and other governing authorities to acquire the certification of “hi-tech enterprise,” “software enterprise,” and “software product,” for Party B Subsidiary to legally and substantially enjoy the tax incentives, e.g. "Two-year Exemption and Three-year Half Reduction" and special income tax rate for hi-tech companies. Party A shall further coordinate with other governing authorities to have Party B Subsidiary enjoy any other possible incentives and preferential treatments.

1.3 Party A covenants and guarantees that the local administrative fees to be levied by Jinan City Government shall be entirely exempted during the operation of Party B Subsidiary (or be subsidized by Party A via financial support after Party B pays to the government and such subsidy shall not be included in the support amount under schedule 1).

1.4 If and when Party B's investment project falls within the national encouraged category of investment, Party A covenants and guarantees that any and all construction material, manufacturing equipment and accessories to be imported shall be tax/duty free except for the 20 statutory non-tax exempt items and the value of imported equipment in excess of the total investment amount.

For those construction materials, manufacturing equipment and accessories that will be purchased domestically, Party A covenants and guarantees that, to the extent allowed under the applicable laws and regulations, it will coordinate with customs and tax authorities to waive or reduce the tax and administrative fees to the greatest extent.

2.
Party A covenants and guarantees that Party B Subsidiary may postpone its payment of the city construction fee (including fee for water drainage, RMB112 per square meter) indefinitely. In case it is required to pay such fee, Party A agrees to provide the financial support in the same amount to Party B Subsidiary.

3.	According to the actual paid-in capital made by Party B, Party A covenants and guarantees to grant financial support pursuant to the investment stages performed by Party B. (Schedule 2-1)

4.
If the income tax to be paid by Party B Subsidiary, which will become the actual financial income of Party A, exceeds [*] Party A shall provide [*] of such excessive amount to Party B as financial support. Further, if any financial support policies provided under the "Forty Articles" (Schedule 4) stipulated by Party A provides more advantageous financial support, the "Forty Articles" shall be performed instead of the foregoing support amount. Party A shall faithfully inform Party B of the percentage of the income to be shared respectively by the central, provincial and city governments regarding the financial income of Party A.

5.
Party A covenants and guarantees that Party B Subsidiary may apply for the approval to apply the Processing Trade Manual and thus may conduct its bonded ledger management electronically and enjoy the preferential policies granted to Processing Trade Enterprises.

6.	Party A agrees to assist Party B to arrange the departure and entry procedure for the employees to and from foreign countries and assist Party B to obtain subsidiary for offshore training.

7.	Subject to the Jinan City’s policy, Party A agrees to assist Party B's employees from other provinces to register their domicile locally.

8.
While Party B Subsidiary reaches the planned operational objective and the various enterprise reports of Party B Subsidiary meet the official requirements, Party A could not coordinate with the Shandong Information Industry Department, Shandong Science and Technology Department and other governing authorities to have Party B Subsidiary acquire the certification of “hi-tech enterprise,” “software enterprise,” and “software product,” for Party B Subsidiary to legally and substantially enjoy the tax incentives, e.g. "Two-year Exemption and Three-year Half Reduction," special income tax rate for hi-tech companies, or Party B Subsidiary would fail to apply the preferential policies granted to the Processing Trade Manual, Party A shall increase the financial support amount in order to compensate the loss of Party B, and Party A shall provide a letter of consent to such effect (Schedule 3); provided, however, that if Party B Subsidiary is confirmed not be able to enjoy said preferential policies or incentives under this Agreement, Party B may notify Party A to terminate this Agreement, without being subject to Article 9, Paragraph 6.

Article 3 - Party A's General Obligations

1.	Party A shall provide quality service to Party B Subsidiary and will urge its subordinate departments to assure the quality and efficiency of their services.

2.
Party A shall assist Party B Subsidiary and arrange on behalf of Party B the coordination and communication with concerned departments so that Party B Subsidiary may operate normally and efficiently. Party A also guarantees to provide support to Party B Subsidiary, including, without limitation, review and approval, customs formalities, tax, construction, environment certification, personnel recruitment, foreign exchange, Customs and any other assistances necessary for the operational need.

Article 4 - Party A's Specific Obligations

1.
On the basis that Party B and Party B Subsidiary covenant that the imported material will be used for manufacturing of Products to be exported (in case the imported material are used to sell domestically, Party B and Party B Subsidiary shall pay related taxes), apply for approval pursuant to related laws and regulations, perform the customs procedure, and pay related taxes and fees, Party A shall coordinate with the Customs to assure that the following matters will be feasible:

(1)	After obtaining approval from the Shandong Development and Reform Commission, the policy for Processing Trading enterprises will be applicable to Party B.

(2)
Subject to approval by Customs concerning the quantity of imported materials, Party B shall not be required to import or export the materials via bonded warehouse. Further, Party B shall not be required to check with Customs for each lot of imported material. The valid term for usage of the materials is one year. Customs will conduct an audit according to the manufacturing situation.

(3)	Within the scope approved by Customs, after the materials' arrival at the airport and clear the customs procedure, the materials may be shipped directly to Party B's factory.

2.
Party A shall coordinate with the concerned authorities to provide a detailed breakdown of all fees and taxes required to be paid for Party B's business and operation. Such breakdown shall provide the departments that stipulate the items of fees and taxes, payment ratio.

3.	Party A shall provide Party B or Party B Subsidiary with any and all taxable items and processing flow in writing.

Article 5 - Party B's Obligations

1.	Party B covenants to abide by all laws, regulations and policies of the People's Republic of China.

2.	Party B covenants to prepare related contracts, business performance records and financial reports, and provide any required documents for setting up the factory.

3.	Party B covenants to provide Party A with a detailed list of the equipment to be imported and the working condition thereof.

4.	Party B shall ensure that the investment will be made and the operational objective will be achieved according to the construction and development plan.

Article 6 - Guarantee for Investment Peformance and Incentives
The parties understand that if either party fails to perform its obligations under this Agreement as scheduled and thus delay the implementation of this investment project or the commercial operation, material and adverse impact on Party B's investment would occur. Party B understands that, after the parties having performed their obligations under this Agreement, if Party B fails to make its investment according to this Agreement, an unfavorable result will also occur to the parties. Each party guarantees that it will perform its obligations under this Agreement respectively, and that if one party fails to perform its covenants or guarantees and such non-performance cannot be settled after amicable negotiation, the other party may take necessary actions, including claiming for damages, so as to remove the unfavorable impact so incurred.

Article 7- Confidentiality

Unless otherwise provided by laws, US Securities and Exchange Commission and NASDAQ rules, all the terms and conditions set forth in this Agreement (including the existence of this Agreement) shall be considered confidential information and shall not be disclosed to any third party. In the event that the laws, US Securities and Exchange Commission or NASDAQ rules require either party to disclose the terms and conditions of this Agreement, the existence of this Agreement or any information relevant to this Agreement, or in case this Agreement should be submitted to any administrative body in any jurisdiction, such party shall:

1.	within a reasonable period of time before making the disclosure or submission, consult with the other Party;

2.
within a reasonable scope, refuse to disclose, request to minimize the disclosure scope, obtain a protective order for the disclosed information and, according to the other party's reasonable request, take all the reasonable steps and actions to secure the confidentiality of such disclosure or submissions.

3.	advise the other party of the information, which is disclosed according to the law.

This Article shall survive the termination of this Agreement.

Article 8 - Further Incentive Policy and Support

If, after the execution of this Agreement, the People's Republic of China, Shandong Provincial Government, Jinan City Government or Jinan Hi-Tech Industries Development Zone grants more preferential incentives to other foreign invested businesses, Party A agrees that those policies shall be applied to Party B and Party B Subsidiary as soon as possible. Each party agrees to take any and all actions to achieve the purpose of this Agreement for providing Party B and Party B Subsidiary with the incentives.

Article 9 - Miscellaneous

1.	The schedules and graphs attached to this Agreement shall be deemed as the integral part of this Agreement having the same legal effect as this Agreement.

2.
This Agreement shall be executed by the representatives of the Parties and will become effective on the date of execution ("Effective Date"). Upon and after the Effective Date, any prior expression made for the contemplated investment hereunder and executed documents shall become invalid or terminated; and shall be superseded by this Agreement.

3.	Each party shall bear and pay all its expenses incurred from the negotiation, execution of this Agreement and performing administrative procedures for acquiring official approvals.

4.
Subject to Party A's consent, Party B may assign the rights and obligations under this Agreement to an appropriate third party and such third party will thereby assume the rights and obligations of Party B under this Agreement; provide, however, that no consent shall be required, if such third party is Party's B's subsidiary or an enterprise controlled by Party B.

5.
Upon the incorporation of Party B's Honk Kong subsidiary and Party B Subsidiary, they shall be deemed as parties to this Agreement and shall exercise Party B's right and perform Party B's obligation as provided herein and Party A shall perform toward them its obligations under this Agreement.

6.
During the term of this Agreement, if either party fails to perform its obligation under this Agreement, the non-breaching party may request the breaching party to cure such breach within 30 days after receipt of the written notice from the breaching party. If the breaching party fails to cure the breach within 30 days, the non-breaching party may terminate this Agreement by a written notice. The breaching party shall be liable for the actual damages incurred by the non-breaching party therefrom (including, without limitation, the actual increased costs and expenses). In case any item required to be confirmed or agreed hereunder, but failed to be confirmed or agreed and still fails to be confirmed or agreed within 30 days after notice from one party to the other, the notifying party may terminate this Agreement by written notice.

7.
If this Agreement is terminated according to Article 2, Paragraph 8, or the preceding Paragraph 6 by Party B and if the non-breaching party is Party B and the termination is due to Party A's non-performance of the obligations under this Agreement, Party B may withdraw its investment after the termination of this Agreement. Party A shall provide any and all necessary assistances to Party B in completing the procedures related to dissolution, liquidation, deregistration and transfer of residual assets from the People's Republic of China.

8.
The party who encounters earthquake, landslide, typhoon, flood, fire, tsunami, war, riot, strike or any other force majeure that is unforeseeable and its occurrence and result (for the avoidance of doubt, force majeure shall not include the approval of Jinan City Government for the project plan or changes of laws or regulations) are not preventable and which event renders the performance impossible or delays the performance of this Agreement, shall inform the other Party as soon as the occurrence of such event and provide the detailed information, reasons of non-performance or delay and valid proof within 15 days after the occurrence. The non-performance or delay of either of the parties hereto in performing any obligation under this Agreement solely by reason of force majeure shall not be deemed to be a breach of this Agreement. The parties shall discuss and negotiate whether to rescind or terminate this Agreement, partially release the obligations under this Agreement or postpone the performance of this Agreement based on the degree so affected by the force majeure. The parties further agree that if the factory is damaged or destroyed due to the force majeure, Party B may rescind or terminate this Agreement in writing without liability. If Party B Subsidiary has been incorporated, Party A shall provide any and all necessary assistances to Party B in completing the procedures related to dissolution, liquidation, deregistration and transfer of residual assets from the People's Republic of China.

9.
The parties shall designate high-ranking officers to form a working team acting as coordination counterparts; and the team will be responsible for the coordination and communication between the parties for the preparation of the project, construction and operation and cooperate to overcome any barriers so encountered.

10.
The term “nation” referred to herein shall refer to People’s Republic of China, unless otherwise indicated. The interpretation and performance of this Agreement shall be made in accordance with the laws of People's Republic of China. If any dispute arises from the performance of this Agreement or concerning the validity of a particular provision, the parties shall discuss and negotiate to settle the dispute. If one party refuses to negotiate or the parties fail to reach settlement, either party may submit the dispute to arbitration by (i) the China International Economic and Trade Arbitration Commission, Shanghai Sub-Commission in Shanghai pursuant to the PRC Arbitration Law and the Rules of such Commission, if the requesting party is Party A; or by (ii) the Hong Kong International Arbitration Centre pursuant to the Hong Kong arbitration law and the Rules of such Centre, if the requesting party is Party B.

11.
Any right and obligation under this Agreement is severable. In the event that any provision of this Agreement violates the mandatory laws of PRC, such violating provision(s) shall be deemed invalid and have no legal effect automatically.

12.	Any notice in relation to the performance of this Agreement or related matters shall be sent by the notifying party via email and registered mail to the following address of the other party:

Party A:
Attention:
Email:
Address:

Party B:
Attention:
Email:
Address:

Either party may change its address by written notice in accordance with the preceding provision.

13.
After this Agreement becomes effective, the change of administrative organization or administrative jurisdiction of Party A shall not affect the validity and enforceability of this Agreement; and this Agreement shall be assumed by the authorities, which assumes the overall administrative functions of Party A. This Agreement is entered into and confirmed under the authorization letter issued by the Mayor of Jinan City (Schedule 5).

14.
The parties will execute two original copies of this Agreement and each party will keep one copy as evidence of execution. This Agreement may be translated into other languages while the Chinese version shall control.

IN WITNESS THEREOF, the Agreement is executed by the parties on the Effective Date and shall become effective on said Date.

Party A:
Authorized Representative:
Date: January ___, 2008

Party B:
Authorized Representative:
Date: January ___, 2008

Index of Schedule

Schedule 1: Investment Schedule (corresponding to incentive plan)
Schedule 2: The plot of the Land and related requirements
Schedule 2-1: Financial Support Detailed Schedule and Item Amount
Schedule 3: Letter of Consent by Party A
Schedule 4: Forty Articles of Party A
Schedule 5: Authorization Letter by Mayor of Jinan City

Schedule 1

a.	Jinan Hi-Tech Industries Development Zone Incentive Schedule

Jinan Hi-Tech Industries Development Zone is referred to as Party A
The investor is referred to as Party B

	Item	Scheduled Time	Estimated Capital Injection (US$K)	Subsidy benchmark	Subsidized Amount (RMB K)
	MOU Signed	11/12/2007
	Entry of Contract with City Government	A
	Incorporation: Business License Obtained	A+4wks
	Capital paid-in: US$6.0m 1st Phase	A+7wks
1	Completion of Factory Construction and Decoration	7/30/2008 (B)	4,457	Completion of Factory Construction	[*]
2	Completion of Installation of Phase 1-1 Equipment (2 SMD lines & DIP facility)	B+6wks	4,281	Phase 1-1 Equipment Installed (2 SMD lines & DIP facility)	[*]
	Output from the 2 Production Lines Achieving the Monthly Revenue Goal (about 0.85kk/month for one production line)	B+14wks		Sales revenue reaches RMB 2.3m/M.	[*]
	Capital paid-in: US$8.5 m 2nd Phase	B+20wks
3	Completion of Installation of Phase 1-2 Equipment (4 SMD lines)	B+22wks	7,203	Phase 1-2 Equipment Installed (4SMD lines)	[*]
	Output from the 6 Production Lines Achieving the Monthly Revenue Goal	B+34wks		Sales revenue reaches RMB6.8m/M	[*]
4	Operating Fund		1,538
	Capital paid-in: US$8.5 m 3rd Phase	B+46wks
5	Completion of Installation of Phase 2 Equipment (4 SMD lines)	B+50wks	7,203	Phase 2 Equipment Installed (4 SMD lines)	[*]
	Output from the 10 Production Lines Achieving the Monthly Revenue Goal	B+62wks		Sales revenue reaches RMB 10m/M	[*]
	Capital paid-in: US$7.0 m 4th Phase	B+98wks
10	Completion of Installation of Phase 3 Equipment (3 SMD lines)	B+102wks	5,400		[*]
11	Subsidy for R&D Project
	Total		30,082		[*]

1.  The above schedule may be changed due to the market conditions.
2.  Within 7 years, the investment should be no less than US$30 million.
3.  New (further) incentives for investment exceeding US$30 million should be negotiated separately.

Schedule 2: The plot of the Land and related requirements

1.
Party A covenants and guarantees that Party B Subsidiary will acquire the land-use right certificate for the Land with a net area of 75 acres at the price of [*] per acre and the road to be levied for this project will be provided free of charge. During the process of bidding, auction or public sales of the Land, if the price shall exceed [*] per acre, Party A shall pay for such excess.

2.
Party B covenants that the total purchase price for the Land as part of the total investment amount under this Agreement shall be calculated at the price of [*]. If the total purchase price shall exceed such amount, the excessive amount shall be paid by Party A and shall not be included in the total investment amount of Party B.

3.	The plot of the Land and related requirements

Schedule 2-1

1.
Party A covenants and guarantees that it shall provide the financial support by stage and such support shall be made under the entry of industry development financial support and is not required to be paid back to Party A (in this Agreement, the total financial support amount may be referred to as “Total Financial Support Amount”). In case Party B raises the registered capital exceeding [*], Party A agrees to provide corresponding financial support, subsidy and preferential policy for such excessive amount.

2.	Total Financial Support Amount

  2.1 Upon the completion of the factory and acceptance inspection, Party A shall provide a cash financial support in the amount of [*].

  2.2 Upon the availability of the Phase 1-1 Equipment (2 SMD lines & DIP facility), Party A shall directly grant [*] cash subsidy; or purchase, at Party A's cost, part of the equipment within the amount of [*] and provide to Party B for Party B Subsidiary's use without charge indefinitely, provided that such equipment shall be transferred to Party B Subsidiary without further charge or any other sum payable when Party B Subsidiary's accumulated revenue reaches Seventy Million RMB (RMB70,000,000).

  2.3 When the Phase 1-1 Equipment commences the production and the monthly sales income reaches [*], Party A agrees to grant a cash subsidy in the same amount. Party A shall offer such subsidy in the next month after Party A receives the notice and related proof from Party B Subsidiary.

  2.4 Upon the availability of the Phase 1-2 Equipment (4 SMD lines), Party A shall directly grant [*] cash subsidy; or purchase, at Party A's cost, part of the equipment within the amount of [*] and provide to Party B for Party B Subsidiary's use without charge indefinitely, provided that such equipment shall be transferred to Party B Subsidiary without further charge or any other sum payable when Party B Subsidiary's accumulated revenue reaches One Hundred Seventy-Four Million RMB (RMB174,000,000).

  2.5 When the monthly sales income reaches [*], Party A agrees to grant a cash subsidy in the same amount. Party A shall make such subsidy in the next month after Party A receives the notice and related proof from Party B Subsidiary.

  2.6 Upon the availability of the Phase 2 Equipment (4 SMD lines), Party A shall directly grant [*]; or purchase, at Party A's cost, part of the equipment within the amount of [*] and provide to Party B for Party B Subsidiary's use without charge indefinitely, provided that such equipment shall be transferred to Party B Subsidiary without further charge or any other sum payable when Party B Subsidiary's accumulated revenue reaches Two Hundred Eighty-Three Million RMB (RMB283,000,000).

  2.7 When the monthly sales income reaches Ten Million RMB (RMB10,000,000), Party A agrees to grant a cash subsidy in the amount of [*]. Party A shall make such subsidy in the month after Party A receives the notice and related proof from Party B Subsidiary.

  2.8 Upon the availability of the Phase 3 Equipment (4 SMD lines), Party A shall directly grant [*] cash subsidy or purchase, at Party A's cost, part of the equipment within the amount of [*] and provide to Party B for Party B Subsidiary's use without charge indefinitely, provided that such equipment shall be transferred to Party B Subsidiary without further charge or any other sum payable when Party B Subsidiary's accumulated revenue reaches Three Hundred Ninety Two Million RMB (RMB392,000,000).

  2.9 The parties shall determine whether to adopt the above cash subsidy or purchase by Party A based on the actual situation. In case the parties cannot reach consensus, it is deemed that the parties agree to adopt cash subsidy. Party A shall pay the amount within 20 days after the condition listed above is met.

Schedule 3
II.     LETTER OF CONSENT

Jinan Hi-Tech Industries Development Zone Commission ("Commission") hereby consents to the following matters for the execution of the Cooperation Agreement with Pericom Semiconductor Corporation (USA) ("Pericom"):

9.
Article 2, Paragraph 1, Subparagraph 8 of the Cooperation Agreement provides ”While Party B Subsidiary reaches the planned operational objective and the various enterprise reports of Party B Subsidiary meet the official requirements, Party A could not coordinate with the Shandong Information Industry Department, Shandong Science and Technology Department and other governing authorities to have Party B Subsidiary acquire the certification of “hi-tech enterprise,” “software enterprise,” and “software product,” for Party B Subsidiary to legally and substantially enjoy the tax incentives, e.g. "Two-year Exemption and Three-year Half Reduction," special income tax rate for hi-tech companies, or Party B Subsidiary would fail to apply the preferential policies granted to the Processing Trade Manual, Party A shall increase the financial support amount in order to compensate the loss of Party B.” It is the Commission’s current understanding that, pursuant to the current laws, regulations and policy, if Party B Subsidiary reaches the planned operational objective, it is possible for the Commission to coordinate with the Shandong Information Industry Department, Shandong Science and Technology Department and other governing authorities to have Party B Subsidiary acquire the certification of “hi-tech enterprise,” “software enterprise,” and “software product,” for Party B Subsidiary to legally and substantially enjoy the tax incentives, e.g. "Two-year Exemption and Three-year Half Reduction," special income tax rate for hi-tech companies, and have the preferential policies granted to the Processing Trade Manual become applicable to Party B Subsidiary. Said covenants are all legal and feasible.

10.
In the event that the Commission is unable to increase the financial support amount to compensate Party B’s loss, the Commission shall pay to compensate Party B Subsidiary's damages incurred from the taxes and expenses so increased and loss of interest income (calculated based on the benchmark one-year deposit inertest rate to be published by the People’s Bank of China for the same period).

Jinan Hi-Tech Industries Development Zone Commission

Representative

January __, 2008

Schedule 4: Forty Articles of Party A

Relevant Regulations Regarding Facilitation of the Development of Innovation and New Venture
 Promulgated by Jinan Hi-Tech Industries Development Zone Commission
(Issued by Jinan Hi-Tech Industries Development Zone Commission on July 1, 2006)

In order to encourage and promote the development of Hi-Tech Industries, enhance the innovation ability of the enterprises located in the Hi-Tech Industries Development Zone (the "Zone"), improve the development environment, strengthen the competitive advantage of the Zone's leading enterprises in the market, advance the technology of the Zone and ensure continuous, rapid and sound economic development, according to the relevant policies and regulations promulgated by the P.R.C., Regulations Regarding the Hi-Tech Development in Shandong Province, and Regulations for Jinan Hi-Tech Industries Development Zone, in connection with the actual development of construction in the Zone, the relevant regulations regarding facilitation of the development of innovation and new venture are promulgated as follows:

I.	Encouragement of Enterprises' Technology Innovation

1.
The Zone shall arrange the funding of not less than 10% of the yearly financial budgets and revenues to subsidize the development for hi-tech industries. The funding shall be exclusively applied toward projects and activities, such as technology research, technology innovation, protection of intellectual properties, investment and construction, and promotion of business growth, etc. The fund shall be provided to support the projects and enterprises, which have independent innovation, high technology and prosperity through methods such as subsidy for expenses, interest discounts for loans and fund arrangements, etc.

2.
For the enterprises whose patent applications for inventions are filed with and reviewed by the patent office, either locally or internationally, each case will be subsidized RMB 1,000 for the application fees. Enterprises that obtain foreign patents for inventions in a particular year will be subsidized RMB 5,000 for the application fees in each case. Enterprises that obtain any kind of domestic patents in a particular year will be subsidized RMB 1,000 for the application fees for invention patent in each case, RMB 500 for utility model patents in each case and RMB 300 for design patents in each case.

3.	Enterprises that obtain patents for 20 cases, 30 cases, or 50 cases in a particular year will be respectively granted RMB 10,000, RMB 20,000 or RMB 50,000.

4.
Enterprises that receive the Level 1, Level 2 and Level 3 awards for technology advancement from the nation, the province (department) or the city in a particular year will be respectively granted RMB 150,000, RMB 100,000 or RMB 50,000 at the national level; RMB 50,000, RMB 30,000 or RMB 20,000 at the provincial (department) level; and RMB 15,000, RMB 10,000 or RMB 5,000 at the city level. If the enterprise receives two or more kinds of awards at the same time, the highest level of grant will be given.

5.
Enterprises that are recognized as national level or provincial level enterprise technology center and research center for engineering technology in a particular year will be respectively subsidized RMB 1,000,000 or RMB 500,000. Among others, enterprises that are upgraded from low level to high level will be subsidized with the difference between the two levels. The subsidy fund will be used exclusively on the construction of the center.

6.
Enterprises that apply for the fund projects supporting the innovation of the national or provincial small and medium hi-tech businesses, upon the approval from the Commission to be listed in the projects, will be subsidized the appropriate amount of funding according to the budgets of the nation or the upper level authorities concerned and the regulated percentage.

7.
Enterprises that are approved to establish the post-doctorate working stations in a particular year will be subsidized RMB 100,000. Enterprises that are approved to establish the post-doctorate working station branches in a particular year will be subsidized RMB 50,000.

8.
Enterprises that obtain the national brand products and famous trademarks in a particular year will be subsidized RMB 100,000. Enterprises that obtain the provincial brand products and famous trademarks will be subsidized RMB 50,000. Products and trademarks that qualify for several of the aforesaid honors at the same time will be granted the higher-level award. Products that have already received the honors and are upgraded from low level to high level will be subsidized with the difference between the two levels.

9.
Software industries that are certified as CMM2, CMM3, CMM4 or CMM5 in a particular year will be respectively subsidized RMB 50,000, RMB 100,000, RMB 150,000 or RMB 250,000. Among others, those whose CMM certification is upgraded from low level to high level will be subsidized with the difference between the two levels.

10.
Enterprises that independently bear the responsibility or bear the main responsibility of setting the technology standards for their products, upon the recognition and being adopted as international standards or national standards from the relevant international institutions or the national administrative authority concerned for standardization, will be respectively subsidized RMB 1,000,000 or RMB 500,000.

11.
For the enterprises that participate in the international and national exhibitions for hi-tech accomplishments, hi-tech industries fairs and hi-tech seminars for technology cooperation, which are arranged and jointly participated in by the Zone, the subsidy of not less than 50% of the booth expenses will be granted.

II.	Encouragement of Enterprises' Investment and Business Growth

12.	For investors who invest in the Zone for the construction of facilities for engaging in technological and industrial business, if their registered period for operation is more than 10 years and the percentage for land investment is more than 10% of the national standard, according to the circumstances of the investment scale, project technology capacity and the realized major financial revenues of the Zone, upon the Commission's approval, they will be subsidized appropriately through various means.

13.	Incubated enterprises that are permitted to enter in the various incubators in the Zone by the Commission will, within 3 years from the date when they are permitted to enter into the incubators, be subsidized according to 50% of the Zone's major financial revenues realized in a particular year. Among others, enterprises that are established by people having studied abroad will, within 3 years from the date when they are permitted to enter into the incubators, be subsidized in reference to 80% of the Zone's major financial revenues.

14.	Enterprises that are established by people having studied abroad and engage in research and development of hi-tech projects with independent intellectual properties will, upon the Commission's approval, be subsidized from RMB 30,000 to RMB 100,000 for research and development expenses.

15.	Technological and industrial enterprises whose realized revenues for a particular year are RMB 1,000,000,000 or more and whose annual growth rate for realizing the Zone's major financial revenues is more than 10% will be subsidized in reference to 70% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

16.	Technological and industrial enterprises whose realized revenues for a particular year are RMB 500,000,000 or more and whose annual growth rate for realizing the Zone's major financial revenues is more than 15% will be subsidized in reference to 60% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

17.	Technological and industrial enterprises whose realized revenues for a particular year are RMB 20,000,000 or more and whose annual growth rate for realizing the Zone's major financial revenues is more than 20% will be subsidized in reference to 40% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

18.	Technological and industrial enterprises that in a particular year complete the investment of RMB 20,000,000 or more in fixed assets for technological and industrial projects (software enterprises shall complete the investment of RMB 8,000,000 or more in fixed assets for technological projects), and whose realized Zone major financial revenues is RMB 500,000 more than the previous year's, will be subsidized in reference to 50% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

19.	For newly incorporated technological and industrial enterprises that do not conduct any construction on any imposed land, if their realized Zone major financial revenues every year are between RMB 1,000,000 and RMB 5,000,000 within 3 years from the date of the incorporation, they will be subsidized 15% of the Zone's major financial revenues realized for a particular year. Within 3 years from the date of the incorporation, if their realized Zone major financial revenues each year are above RMB 5,000,000, they will be subsidized in reference to 20% of the Zone's major financial revenues realized for a particular year.

20.	For the technological and industrial enterprises invested by foreigners, if their increased investment for the registered capital is more than US$3,000,000, within 3 years from the date when the registered increasedinvestment is actually made, they will be subsidized in reference to 60% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

21.
For newly incorporated enterprises engaging in projects of electronics, biological pharmaceuticals, transportation and electronic engineering equipment, new materials, or energy-saving technology for environment protection, if their actual investment in the fixed assets are between RMB 50,000,000 and RMB 100,000,000; between RMB 100,000,000 and RMB 500,000,000; or above RMB 500,000,000, respectively, within 2 years from the date of production, they will be subsidized in reference to 20%, 30% or 40% of the Zone's major financial revenues, realized for a particular year.

22.	Enterprises that have significant and special contributions to the Zone will be subsidized with priority according to the decisions of the Commission.

23.
For those major representatives who make contributions to the scale growth of the technological and industrial enterprises, the subsidies will be granted to the enterprises according to the standards listed below, in order to encourage the major representatives:

(1)
For technological and industrial enterprises whose yearly sales revenues are for the first time more than RMB 100,000,000; RMB 300,000,000; RMB 500,000,000; RMB 1,000,000,000; RMB 3,000,000,000; RMB 5,000,000,000; or RMB 10,000,000,000; and whose Zone major financial revenues realized in a particular year correspondently reach to or above RMB 1,000,000; RMB 3,000,000, RMB 5,000,000; RMB 10,000,000; RMB 30,000,000; RMB 50,000,000; or RMB 80,000,000; they will be respectively subsidized RMB 10,000; RMB 30,000; RMB 50,000; RMB 100,000; RMB 300,000; RMB 500,000; and RMB 1,000,000.

(2)	Enterprises that conduct an Initial Public Offering (IPO) will be subsidized RMB 100,000.

(3)
For enterprises that are independent legal entities invested and incorporated by the top 500 enterprises in the world (according to the Fortune Magazine), and are engaged in the businesses of electronics, biological pharmaceuticals, transportation and electronic engineering equipment, new materials, or energy-saving technology for environmental protection, with investment in fixed assets of more than RMB 30,000,000 or with yearly sales revenues of more than RMB 50,000,000, or software enterprises with yearly sales revenues of more than RMB 10,000,000: their general managers, vice general managers and key R&D personnel (not more than 8 people) will be individually subsidized in reference to 50% of the Zone's major financial revenues, which are to be granted to the individual within 3 years from the date when he or she is on board.

(4)
Enterprises that successfully form a joint venture or cooperate with any of the top 500 global enterprises or any of the top 100 domestic listed enterprises (according to the ranking in the year when the joint venture is formed or the cooperation occurs), which make the actual investment in the forms of capital, technology, or equipment in the amount of more than RMB 10,000,000, will be subsidized RMB 100,000.

III.	Encouragement of Development of Technology Service Institutions

24.	Technology service institutions that provide direct service for the technology innovation of the Zone will, upon the Commission's decisions, within 3 years from the date when they are registered in the Zone, be subsidized in reference to 60% of the increased portion between the Zone's major financial revenues for a particular year and those of the previous year.

25.	The Zone shall arrange not less than RMB 1,000,000 every year for the reimbursement of the losses incurred by the guarantees for loans, which will be used for reimbursement of the institutions that are approved by the Zone for providing guarantee for the Hi-tech enterprises' loans in order to engage in technology research and development.

26.	For the institutions engaging in the business of risk investment and venture capital, if their investment in the projects within the Zone is more than 50% of their total investment in a particular year, they will be subsidized in reference to 60% of the Zone's major financial revenues realized in a particular year

IV.	Encouragement of Introduction and Cultivation of Manpower for Innovation and New Venture

27.
For people who studied abroad and high-level talents from other provinces who come to the Zone to engage in technology innovation or start an enterprise, the relevant authorities concerned in the Zone shall arrange for them the first priority for administrative procedures regarding recruiting, labor insurances, domicile registration, etc. and also provide them with excellent service in medical insurance, recruiting professional technical job, housing and children's schooling.

28.
For the post-doctorate researchers who are recruited by the post-doctorate working stations in the Zone in order to engage in technology research and development, the enterprises who recruit them will be subsidized not less than RMB 20,000 every year and not more than RMB 50,000 in a consecutive 2-year period per person during their service periods in order to subsidize the technology research and development and accommodate the post-doctorate researchers' work, life and needs.

29.	For the high level technology talents, who are introduced to or recognized by the responsible departments in the Zone and start enterprises to engage in the research and development in technology and transformation of hi-tech accomplishments, upon the Commission's approval, they will be subsidized interest discount for a year for a loan in the amount of not more than RMB 1,000,000.

V.	Improvement of the Environments for Innovation or New Venture

30.
The Zone will provide one-stop service for enterprises and individuals who come to the Zone to invest in technology innovation or to start an enterprise, including conducting the procedures of corporation registration, project confirmation, planning, land use, construction, and providing the follow-up service regarding project completion and production.

31.
When the Zone enterprises are conducting the corporation registration, except for the business scopes, which are restricted by the applicable laws and administrative regulations, Departments for Industry and Commerce will not restrict their business scopes.

32.
The Zone is adopting the "contact window" system, in which the coordinators provide service for the enterprise development, providing the coordination service through the responsible person at a fixed spot for important, technological, industrial enterprises, institutions for technology research, project unit entering the Zone, providing the enterprises with consultations on law and policy, providing assistance in solving the difficulties and problems faced by the enterprises, and providing general services for the enterprises.

33.
The Zone is adopting the public announcement system for charging the administrative service fee. All the items for the service charge, the scope, the standards, the bases and the procedures are publicly announced. Except for those fees that need to be paid to the central government, provinces and cities, the Zone will not charge any additional fees that may be waived, and will only charge the minimum fees according to the applicable national regulations.

34.
If an enterprise considers that its legal right has been infringed by the administrative actions taken by the Zone, it can file a complaint with the Department of Supervision in the Zone. The Department will deal with the complaint within 10 days after receipt of the filing of the complaint if the complaint is within the jurisdiction of the Commission. If the complaint is not within the jurisdiction of the Commission, such complaint will be transferred to the authority concerned within 3 days after receipt of the filing of the complaint, and a written status report will be sent to the complainant unless otherwise stipulated by the applicable law.

VI.	Miscellaneous

35.
 Enterprises that are entitled to the subsidies or incentives as set forth in the Regulations must be directly within the jurisdiction of the tax bureau in the Zone and be ranked in the financial revenue level in the Zone. Except for those enterprises entering the Zone for the first year and those incubated enterprises approved to be in any kind of the incubators in the Zone, the subsidies will be subject to the maximum of the increased portion of the Zone's major financial revenues in a particular year.

The subsidy and encouragement fund shall be used in the R&D activities and production of the enterprise concerned.

36.
According to the different categories, enterprises can enjoy the tax incentives that are provided for hi-tech industries, enterprises invested by foreigners, software enterprises, and other incentives provided by the province and cities.

37.	An enterprise that is entitled to several incentives according to the Regulations may choose the most favorable incentive and cannot enjoy double incentives.

38.	The economic index, upon which the Regulations will be based and applied, is based on the data calculated by the Zone and provided by the Department of Finance.

39.	The incentives granted to the individuals according to the Regulations are subject to taxation, and the authority, which grants the incentives, should withhold the tax.

40.
These Regulations shall be effective as of the promulgation date, and are subject to the interpretations of the Economic Development Bureau in the Zone.
The relevant authorities concerned at the Commission, in connection with the Commission's responsibility, will stipulate the relevant rules for enforcement of the Regulations.

If there is any discrepancy between the previous policies and regulations published by the Commission and the Regulations, the Regulations shall prevail.

Schedule 5

III.  AUTHORIZATION LETTER

Regarding the Cooperation Agreement to be entered into by and between Jinan Hi-Tech Industries Development Zone Commission ("Commission") and Pericom Semiconductor Corporation (USA) ("Pericom"), the undersigned hereby confirms the authorization below:

1.
The Commission is a subordinate department of the Jinan Municipal People's Government ("Government"). Mr. Su Shu-Wei is the representative of the Commission. The Government agrees to the entry of the Cooperation Agreement between the Commission and Pericom. In the meantime, the Government has requested the Commission to strengthen its service and coordinate with related departments to facilitate the project process and speed up the construction in order to have the invested company start the mass production and reach the production goal as soon as possible.

2.
The Government agrees to and will support each of the incentives and financial support committed by the Commission under the Cooperation Agreement. In the event that the administrative organization or administrative territory division of the Commission changes, such change shall in no event affect the effect and enforceability of the Cooperation Agreement and shall continue to be performed by the succeeding department.

3.	The authorization and covenant under this Letter shall become effective concurrently with the execution of the Cooperation Agreement and shall be irrevocable during the term of the Cooperation Agreement.

Jinan Municipal People's Government

Mayor

January __, 2008